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                                                                    EXHIBIT (12)

              THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (All dollar amounts in millions)


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
                                                   Year Ended December 31
                                      ------------------------------------------------
                                       1997       1996      1995      1994       1993
                                      -------    -------   -------   -------    ------
Earnings:
 The Mead Corporation earnings
  from continuing operations
  before income taxes                  $222.5     $294.6    $487.7    $ 52.4    $135.0
 Mead's share of earnings of
  investees before income taxes          15.3        8.2      63.4      95.7      30.3
 Interest and debt expense              116.2       73.3      86.0     113.4     107.5
 Amortization of capitalized interest:
   The Mead Corporation                   5.0        4.8       4.5       4.6       6.5
   Mead's share of investees               .7         .7        .7       1.3       1.4
Portion of rental payments deemed
  to be interest                         20.1       18.6      16.9      18.0      16.5
                                      -------    -------   -------   -------    ------
                                       $379.8     $400.2    $659.2    $285.4    $297.2
                                      =======    =======   =======   =======    ======

Combined fixed charges:
 Interest and debt expense:
   The Mead Corporation               $  98.2     $ 57.7   $  69.4   $ 101.1    $ 94.6
   Mead's share of investees             18.0       15.6      16.6      12.3      12.9
                                      -------    -------   -------   -------    ------
                                        116.2       73.3      86.0     113.4     107.5
                                      -------    -------   -------   -------    ------

 Capitalized interest-
   The Mead Corporation                   9.2        6.9       2.0       5.7       2.6
                                      -------    -------   -------   -------    ------

 Portion of rental payments deemed
  to be interest:
   The Mead Corporation                  19.7       18.2      16.4      17.6      16.2
   Mead's share of investees              0.4         .4        .5        .4        .3
                                      -------    -------   -------   -------    ------
                                         20.1       18.6      16.9      18.0      16.5
                                      -------    -------   -------   -------    ------

                                      $ 145.5    $  98.8   $ 104.9   $ 137.1    $126.6
                                      =======    =======   =======   =======    ======
Ratio of earnings to fixed charges        2.6        4.1       6.3       2.1       2.3
                                      =======    =======   =======   =======    ======
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